Exhibit 99.1

News
CapitalSource Inc.

4445 Willard Avenue
Twelfth Floor
Chevy Chase, MD 20815
FOR IMMEDIATE RELEASE

For information contact:
Investor Relations:	Media Relations:
Dennis Oakes	Michael E. Weiss
Senior Vice President – Investor Relations	Director of Communications
(212) 321-7212	(301) 841-2918
CAPITALSOURCE REPORTS FIRST QUARTER 2010 RESULTS
•	$243 Million of New Loans Funded at CapitalSource Bank – Highest Quarterly Total Since 4Q‘08

•	Charge-Offs and Quarterly Loan Loss Provision Decline From 4Q’09 Levels

•	Credit Stress Concentrated in Commercial Real Estate

•	Reserves for Remaining Legacy Commercial Real Estate Portfolio Increased to 23%

•	SBA Lending Franchise Acquired After Quarter Close
Chevy Chase, Md., May 3, 2010 — CapitalSource Inc. (NYSE: CSE) today announced financial results for the first quarter of 2010. Net loss for the quarter was $212 million, or $0.66 per diluted share, compared to a net loss of $244 million, or $0.76 per diluted share, in the prior quarter and a net loss of $104 million, or $0.36 per diluted share, in the first quarter of 2009.
“Despite a 38% decline in charge-offs from the fourth quarter, we added a net $93 million to our allowance for loan losses in the first quarter related to our legacy loan portfolio. We now believe that our current level of reserves should be sufficient to cover all future anticipated charge-offs on this static portfolio,” said John K. Delaney, CapitalSource Executive Chairman. “The greatest stress continues to be associated with our $1.25 billion legacy commercial real estate portfolio, but we hold $286 million of reserves against those remaining loans which have already been written down by 18% from their original amounts,” added Delaney. “Though we will continue to carefully manage the legacy portfolio, our primary focus now is new loan production which we believe is particularly important as the banking industry will likely face a significant asset gap over the next several years.”
“We are pleased that new funded loan growth in the quarter was $243 million, which represents our highest funded originations in any quarter since the fourth quarter of 2008 and is consistent with our projection of increased volume in 2010,” commented James J. Pieczynski, CapitalSource Co-CEO. “Specific areas of growth in the quarter included healthcare, security, equipment finance, lender finance and multifamily real estate lending. Based upon recent levels of activity in these and other lending platforms, as well as the addition of our recently announced SBA lending business, we believe that our originations will continue to increase throughout 2010.”
“We continued to experience improving margins at CapitalSource Bank as both loan yield and cost of funds improved compared to the prior quarter,” said Steven A. Museles, CapitalSource Co-CEO. “These improving margins, along with lower operating expenses, point toward a return to profitability if credit charges decline as we expect this year. Despite continuing to lower the interest rate offered on new and renewing certificates of deposit, which further reduced our cost of funds, we also had a net inflow of deposits in the quarter.”
“The liquidity position of the Parent Company continues to be strong, with $282 million of available cash at quarter end, despite substantially reducing debt during the quarter,” commented Donald F. Cole, CapitalSource CFO. “In particular, we reduced commitments under our syndicated bank credit facility by $118 million during the quarter, which included the maturity of the non-extending lender commitments of approximately $53 million. We expect to renew our European credit facility which matures this month and now have no other scheduled debt maturities or step-down payments due throughout the remainder of 2010.”
CapitalSource Bank Segment
•	Commercial loans increased $138 million from the prior quarter to $3.2 billion. There were $321 million in new loan commitments closed at CapitalSource Bank during the quarter, of which $243 million funded at closing and the remaining $78 million are unfunded commitments. The yield on the commercial loan portfolio was 7.74% for the quarter, an increase of 6 basis points from the prior quarter.

•	The “A” Participation Interest, net was $328 million at the end of the quarter, reflecting principal repayments of $208 million, partially offset by discount accretion of $6 million. At the end of the quarter, the “A” Participation Interest represented 11% of the total $2.9 billion in underlying loan and property balances, a decrease from 16% at the end of the prior quarter. Management expects the “A” Participation Interest will be fully repaid in 2010.

•	Investment securities, available-for-sale, which consist primarily of investments in Agency callable notes, Agency and Non-Agency MBS and Treasury bills, were $1.5 billion at the end of the quarter, an increase from $902 million at the end of the prior quarter due to deployment of cash and additional liquidity from repayments on the “A” Participation Interest and deposit growth.

•	Investment securities, held-to-maturity decreased $23 million during the quarter to $219 million due to principal payments on CMBS, partially offset by discount accretion. The CMBS portfolio consists of the most senior AAA-rated tranches with substantial credit support, including cash defeasance.

•	Cash and cash equivalents, including restricted cash totaled $440 million at the end of the quarter, a decrease from $822 million at the end of the prior quarter, as cash was redeployed into higher yielding investments.

•	Deposits were $4.6 billion at the end of the quarter, an increase of $99 million, or 2%, from the prior quarter. The average rate on new and renewed certificates of deposit was 1.28% for the quarter, compared to 1.44% for the prior quarter. At the end of the quarter, the weighted average interest rate on deposits was 1.41%, a decrease of 15 basis points from the end of the prior quarter.

•	Interest income was $81 million for the quarter, a decrease of $3 million from the prior quarter, primarily due to an increase in loans on non-accrual in the quarter and lower discount accretion on the “A” Participation Interest.

•	Net finance margin for the quarter was 4.63% compared to 4.66% in the prior quarter, primarily due to an increase in loans on non-accrual and lower discount accretion on the “A” Participation Interest, partially offset by lower cost of funds and higher loan discount accretions in the quarter.

•	Yield on average interest earning assets was 5.87% for the quarter, a decrease of 17 basis points from the prior quarter. The decline was due primarily to a higher mix of short term investments, lower discount accretion on the “A” Participation Interest and additional loans on non-accrual, partially offset by higher loan discount accretion due to increased prepayment levels.

•	Cost of interest-bearing liabilities, which includes deposits and FHLB borrowings, was 1.47% for the quarter compared to 1.67% for the prior quarter. The average cost of deposits was 1.45% for the quarter, a decrease of 21 basis points from the prior quarter due to the average rate on new and renewed certificates of deposit continuing to be below the rates on maturing certificates. The average cost of FHLB borrowings was 1.88% during the quarter, compared to 1.79% for the prior quarter.

•	Non-interest income was $7 million for the quarter, a decrease of $2 million from the prior quarter, primarily due to a $3 million gain from sales of loans in the prior quarter. Non-interest income for the quarter included $7 million loan servicing fee income earned by servicing loans for the Parent Company.

•	Total operating expenses were $24 million, a decrease of $1 million from the prior quarter. During the quarter, $4 million of loan sourcing expense was paid to the Parent Company. Operating expenses as a percentage of average total assets were 1.71%, a decrease of 6 basis points from the prior quarter.

•	Total Risk-Based Capital Ratio was 17.35% at the end of the quarter compared to 17.47% at the end of the prior quarter.

•	Tier 1 Leverage Ratio at the end of the quarter was 11.78% compared to 12.80% at the end of the prior quarter.

•	Tangible Common Equity to Tangible Assets at the end of the quarter was 11.94% compared to 12.32% at the end of the prior quarter.

•	Loans on non-accrual were $326 million at the end of the quarter, an increase from $172 million at the end of the prior quarter primarily due to the addition of three legacy commercial real estate loans purchased from the Parent Company at the inception of CapitalSource Bank. As a percentage of core loans (“core loans” excludes the “A” Participation Interest), loans on non-accrual were 10.15% compared to 5.60% at the end of the prior quarter.

•	Loans 30-89 days delinquent were $1 million at the end of the quarter, a decrease from $28 million at the end of the prior quarter. CapitalSource Bank had two loans that were 30-89 days delinquent at the end of the quarter compared to four loans at the end of the prior quarter. As a percentage of core loans, loans 30-89 days delinquent were 0.02%, compared to 0.92% at the end of the prior quarter.

•	Loans 90 or more days delinquent were $62 million at the end of the quarter, a decrease from $103 million at the end of the prior quarter. CapitalSource Bank had four loans that were 90 or more days delinquent at the end of the quarter, compared to five loans at the end of the prior quarter. As a percentage of core loans, loans 90 or more days delinquent were 1.93%, compared to 3.34% at the end of the prior quarter.
•	Net commercial charge-offs were $18 million in the quarter, a decrease from $24 million in the prior quarter. As a percentage of average core loans, net charge-offs for the 12 months ended March 31, 2010 were 4.13% compared to 3.98% for the 12 months ended December 31, 2009.

•	Provision for commercial loan losses was $88 million for the quarter, an increase from $49 million in the prior quarter, primarily due to specific provisions taken on three legacy commercial real estate loans purchased from the Parent Company at the inception of CapitalSource Bank.

•	Allowance for loan losses was $222 million at the end of the quarter, an increase from $153 million at the end of the prior quarter. As a percentage of core loans, allowance for loan losses was 6.92%, compared to 4.96% at the end of the prior quarter.
Other Commercial Finance Segment
•	Total commercial loans and loans held for sale, were $4.8 billion at the end of the quarter, a decrease from $5.2 billion at the end of the prior quarter, primarily due to loan repayments of $215 million, loans charged-off and loan foreclosures. Loan yield was 7.58% for the quarter, an increase of 21 basis points from the prior quarter.

•	Cash and cash equivalents were $281 million at the end of the quarter, a decrease from $416 million at the end of the prior quarter, primarily due to a $97 million payment to reduce the principal balance of the syndicated bank credit facility, the purchase of $19 million of our 4% convertible debentures, recourse debt interest payments and income tax payments.

•	Restricted cash was $106 million at the end of the quarter, compared to $107 million at the end of the prior quarter.

•	Interest income was $93 million for the quarter, a decrease of $25 million from the prior quarter, primarily due to the sale of mortgage related receivables in the prior quarter, a decrease in the outstanding balance of commercial loans, fewer calendar days in the quarter and an increase in non-accrual loans.

•	Yield on average interest-earning assets was 7.00% for the quarter, an increase of 27 basis points from the prior quarter, primarily due to an increase in loan yield and the sale of the lower yielding mortgage related receivables in the prior quarter.

•	Cost of funds was 4.57% for the quarter, a decrease of 21 basis points from the prior quarter primarily due to lower deferred financing fee amortization as a result of lower reductions in commitments under the syndicated bank credit facility in the quarter. Borrowing spread to average one-month LIBOR decreased 20 basis points to 4.34%.

•	Total operating expenses were $49 million in the quarter, a decrease from $58 million in the prior quarter primarily due to decreases in compensation and benefits and asset workout related expenses. Operating expenses as a percentage of average total assets were 3.41% for the quarter, an increase of 36 basis points from the prior quarter.

•	Loans on non-accrual were $814 million at the end of the quarter, a decrease of $81 million from the end of the prior quarter. As a percentage of loans, loans on non-accrual were 17.00% compared to 17.07% at the end of the prior quarter.

•	Loans 30-89 days delinquent were $261 million at the end of the quarter, an increase from $248 million at the end of the prior quarter. As a percentage of loans, loans 30-89 days delinquent were 5.45% compared to 4.73% at the end of the prior quarter.

•	Loans 90 or more days delinquent were $375 million at the end of the quarter, an increase from $352 million at the end of the prior quarter. As a percentage of loans, loans 90 or more days delinquent were 7.83% compared to 6.72% at the end of the prior quarter.

•	Net commercial charge-offs were $101 million, a decrease from $167 million in the prior quarter. As a percentage of average loans, net commercial charge-offs for the 12 months ended March 31, 2010 were 9.27% compared to 8.88% for the 12 months ended December 31, 2009.

•	Provision for commercial loan losses was $131 million for the quarter, a decrease from $216 million in the prior quarter.

•	Allowance for loan losses was $464 million at the end of the quarter, an increase from $434 million at the end of the prior quarter. As a percentage of loans, the allowance for loan losses was 9.69% compared to 8.28% at the end of the prior quarter.
Healthcare Net Lease Segment
•	Direct real estate investments, net were $333 million at the end of the quarter, a decrease of $3 million from the prior quarter, due to depreciation.

•	Operating lease income was $9 million, consistent with the prior quarter.

•	In April, Omega Healthcare Investors, Inc. announced its intention to exercise its option to acquire 63 of our long-term care facilities as part of our previously announced transactions. We expect the sale of our entire remaining sale leaseback portfolio under the final two steps of the Omega transactions to be completed during the second quarter of 2010, subject to obtaining applicable approvals.
Consolidated Metrics
Assets
•	Total commercial lending assets (including loans, loans held for sale and the “A” Participation Interest) were $8.3 billion at the end of the quarter compared to $8.9 billion at the end of the prior quarter. The decrease was primarily due to the net reduction in the “A” Participation Interest, loan foreclosures, loan repayments and charge-offs, partially offset by new loans closed.
Credit
•	Loans on non-accrual were $1.14 billion at the end of the quarter, an increase of $73 million from the end of the prior quarter. As a percentage of commercial lending assets, non-accruals were 13.69% compared to 12.06% at the end of the prior quarter.

•	Loans 30-89 days delinquent were $261 million at the end of the quarter, a decrease from $276 million at the end of the prior quarter. As a percentage of commercial lending assets, loans 30-89 days delinquent were 3.14% compared to 3.12% at the end of the prior quarter.

•	Loans 90 or more days delinquent were $437 million at the end of the quarter, a decrease from $455 million at the end of the prior quarter. As a percentage of commercial lending assets, loans 90 or more days delinquent were 5.24% compared to 5.14% at the end of the prior quarter.

•	Net commercial charge-offs were $119 million, a decrease from $191 million in the prior quarter. As a percentage of average commercial lending assets, net commercial charge-offs for the 12 months ended March 31, 2010 were 6.48% compared to 6.16% for the 12 months ended December 31, 2009.

•	Provision for commercial loan losses was $219 million for the quarter, a decrease from $261 million in the prior quarter.

•	Allowance for loan losses was $686 million at the end of the quarter, an increase from $587 million at the end of the prior quarter. As a percentage of commercial lending assets, the allowance for loan losses was 8.24% compared to 6.63% at the end of the prior quarter.
Other Income/(Expense)
•	Gain on investments was $6 million for the quarter primarily due to gains on the sale of certain cost-based investments and the receipt of dividends, partially offset by write-downs on certain cost-based investments. Loss on investments was $1 million in the prior quarter.

•	Loss on derivatives, net was $4 million for the quarter primarily due to net interest expense and net realized losses, partially offset by unrealized gains. Loss on derivatives, net was $1 million in the prior quarter.

•	Other expense, net was $28 million for the quarter primarily due to a loss on real estate owned and the recognition of provision for mortgage loan receivables, partially offset by foreign currency gains. Other expense, net was $8 million in the prior quarter.
Income Taxes
•	The valuation allowance related to our deferred tax assets increased to approximately $477 million at quarter end compared to $386 million at the end of 2009 due to losses reported in the quarter. The net deferred tax asset at quarter end, after subtracting the valuation allowance, was $74 million. The valuation allowance is a non-cash accounting charge that will exist until there is sufficient positive evidence to support its reduction or reversal. Such evidence would include a period of positive pre-tax income for those entities for which an allowance has been established.

•	Income tax expense in the quarter of $21 million was primarily the result of an increase to the valuation allowance for the previously unreserved portion of the deferred tax asset of a securitization subsidiary that continued to incur operating losses during the quarter.

Book Value
•	Book Value per share was $6.08 at the end of the quarter, a decrease from $6.76 at the end of the prior quarter, primarily due to the loss during the quarter. Total shareholders’ equity was $2.0 billion at the end of the quarter, a decrease of $220 million from the prior quarter primarily due to the loss during the quarter and the dividend payment of $0.01 per share made to shareholders during the quarter.

•	Tangible Book Value per share at the end of the quarter was $5.51 compared to $6.18 at the end of prior quarter, primarily due to the loss during the quarter. Tangible equity was $1.8 billion at the end of the quarter, a decrease of $219 million from the prior quarter.
Share Count
•	Average diluted shares outstanding were 320.3 million shares for the quarter, compared to 320.1 million shares for the prior quarter. Total outstanding shares at March 31, 2010 were 322.8 million.
Dividends
•	A quarterly cash dividend of $0.01 per common share was paid on March 31, 2010 to common shareholders of record on March 17, 2010.
A conference call to discuss the results will be hosted on Monday, May 3, 2010 at 8:30 a.m. EST. Analysts and investors interested in participating are invited to call (866) 843-0890 from within the United States or (412) 317-9250 from outside the United States, with passcode 2746284. A webcast of the call will be available on the Investor Relations section of the CapitalSource web site at http://www.capitalsource.com.
A telephonic replay will also be available from approximately 12 noon EST May 3, 2010 through May 18, 2010. Please call (877) 344-7529 from the United States or (412) 317-0088 from outside the United States with passcode 439982. An audio replay will also be available on the Investor Relations section of the CapitalSource website.
A transcript of the earnings conference call will also be posted to the Investor Relations section of the CapitalSource website on May 3, 2010.
A slide presentation that may be referred to on the conference call will be posted to the Investor Relations homepage of the CapitalSource website prior to the call at the following address: http://www.capitalsource.com/investor_relations.
About CapitalSource
CapitalSource Inc. (NYSE: CSE) is a commercial lender that provides financial products to middle market businesses and offers depository products and services in southern and central California through its wholly owned subsidiary CapitalSource Bank. As of March 31, 2010, CapitalSource had total commercial assets of $8.7 billion and $4.6 billion in deposits. The Company is headquartered in Chevy Chase, MD. Visit www.capitalsource.com for more information.

Forward Looking Statements
This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including certain plans, expectations, goals, and projections and including statements about growing our business and our assets, increased loan production levels and projections, expanding loan product lines, managing our legacy portfolio, our portfolio’s credit trends, expected losses, costs and provisions and their impact on our financial results, our delinquent, impaired and non-accrual loans and troubled debt restructurings as well as our charge-offs, reserves and delinquencies, our expectations about renewing our European credit facility, our expectations regarding future credit performance, credit charges, charge-offs, loss assumptions and provisions for loan losses, our expectations regarding profitability, our outlook, projections and strategies, including regarding asset origination and credit, the payment of the “A” Participation Interest, our valuation allowance against a portion of our deferred tax assets, and our Omega transaction with respect to our healthcare net lease portfolio, all of which are subject to numerous assumptions, risks, and uncertainties. All statements contained in this release that are not clearly historical in nature are forward-looking, and the words “anticipate,” “assume,” “intend,” “believe,” “expect,” “estimate,” “plan,” “goal,” “will,” “outlook,” “continue,” “look forward,” “should,” and similar expressions are generally intended to identify forward-looking statements. All forward-looking statements (including statements regarding future financial and operating results and future transactions and their results) involve risks, uncertainties and contingencies, many of which are beyond our control which may cause actual results, performance, or achievements to differ materially from anticipated results, performance or achievements. Actual results could differ materially from those contained or implied by such statements for a variety of factors, including without limitation: changes in economic or market conditions or investment or lending opportunities; continued or worsening recession in the overall economy or disruptions in credit and other markets; movements in interest rates and lending spreads; continued or worsening credit losses, charge-offs, reserves and delinquencies; our ability to successfully and cost effectively operate our business, including CapitalSource Bank; our ability to successfully grow deposits and commercial loan assets and deploy capital in favorable lending transactions; competitive and other market pressures on product pricing and services; success and timing of other business strategies; the nature, extent, and timing of governmental actions and reforms; changes in tax laws or regulations affecting our business; the Omega transactions involving our net lease portfolio may not be completed on the proposed terms and schedule or at all; the ability of the parties to satisfy the various conditions to the completion of the proposed transactions; obtaining government approval of the proposed transitions, if applicable; potential adjustments to the form and amount of consideration payable in the planned transactions; and other factors described in CapitalSource’s 2009 Annual Report on Form 10-K and documents subsequently filed by CapitalSource with the Securities and Exchange Commission. All forward-looking statements included in this news release are based on information available at the time of the release. We are under no obligation to (and expressly disclaim any such obligation to) update or alter our forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law.

CapitalSource Inc.
Consolidated Balance Sheets
($ in thousands)

	March 31,	December 31,
	2010	2009
	(Unaudited)
ASSETS
Cash and cash equivalents	$697,378	$1,172,785
Restricted cash	140,195	172,765
Investment securities:
Available-for-sale, at fair value	1,545,098	960,591
Held-to-maturity, at amortized cost	218,751	242,078

Total investment securities	1,763,849	1,202,669
Commercial real estate “A” Participation Interest, net	327,992	530,560
Loans:
Loans held for sale	15,005	670
Loans held for investment	7,986,929	8,321,160
Less deferred loan fees and discounts	(131,824)	(146,329)
Less allowance for loan losses	(686,193)	(586,696)

Loans held for investment, net	7,168,912	7,588,135

Total loans	7,183,917	7,588,805
Interest receivable	25,213	33,949
Direct real estate investments, net	333,467	336,007
Other investments	93,868	96,517
Goodwill	173,135	173,135
Other assets	642,102	679,209
Assets of discontinued operations, held for sale	261,045	260,541

Total assets	$11,642,161	$12,246,942

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Deposits	$4,582,641	$4,483,879
Credit facilities	407,833	542,781
Term debt	2,681,107	2,956,536
Other borrowings	1,472,403	1,466,834
Other liabilities	317,987	390,504
Liabilities of discontinued operations	216,567	223,149

Total liabilities	9,678,538	10,063,683

Shareholders’ equity:
Preferred stock (50,000,000 shares authorized; no shares outstanding)	—	—
Common stock ($0.01 par value, 1,200,000,000 shares authorized; 322,765,940 and 323,042,613 shares issued and outstanding, respectively)	3,228	3,230
Additional paid-in capital	3,913,634	3,909,364
Accumulated deficit	(1,963,492)	(1,748,822)
Accumulated other comprehensive income, net	10,127	19,361

Total CapitalSource Inc. shareholders’ equity	1,963,497	2,183,133
Noncontrolling interests	126	126

Total shareholders’ equity	1,963,623	2,183,259

Total liabilities and shareholders’ equity	$11,642,161	$12,246,942

CapitalSource Inc.
Consolidated Statements of Operations
(Unaudited)
($ in thousands, except per share data)

	Three Months Ended
	March 31,	December 31,	March 31,
	2010	2009	2009
Net investment income:
Interest income:
Loans	$154,384	$181,693	$223,198
Investment securities	14,591	13,516	20,553
Other	573	870	1,742

Total interest income	169,548	196,079	245,493
Fee income	6,442	6,041	5,859

Total interest and fee income	175,990	202,120	251,352
Operating lease income	8,503	8,526	8,526

Total investment income	184,493	210,646	259,878
Interest expense:
Deposits	16,358	18,410	38,387
Borrowings	51,159	76,114	91,284

Total interest expense	67,517	94,524	129,671

Net investment income	116,976	116,122	130,207
Provision for loan losses	218,940	265,487	155,267

Net investment loss after provision for loan losses	(101,964)	(149,365)	(25,060)

Operating expenses:
Compensation and benefits	34,183	40,423	35,037
Depreciation of direct real estate investments	2,540	2,540	2,540
Professional fees	10,370	12,529	17,238
Other administrative expenses	18,749	22,949	16,876

Total operating expenses	65,842	78,441	71,691

Other expense:
Gain (loss) on investments, net	6,079	(1,158)	(16,127)
Loss on derivatives	(4,337)	(738)	(686)
Gain on residential mortgage investment portfolio	—	—	15,311
Gain (loss) on extinguishment of debt	698	577	(57,128)
Other expense, net	(28,361)	(7,975)	(15,140)

Total other expense	(25,921)	(9,294)	(73,770)

Net loss from continuing operations before income taxes	(193,727)	(237,100)	(170,521)
Income tax expense (benefit)	21,006	5,125	(55,341)

Net loss from continuing operations	(214,733)	(242,225)	(115,180)
Net income from discontinued operations, net of taxes	3,043	8,518	9,653
Net (loss) gain from sale of discontinued operations, net of taxes	—	(10,215)	1,207

Net loss	(211,690)	(243,922)	(104,320)
Net loss attributable to noncontrolling interests	—	—	(16)

Net loss attributable to CapitalSource Inc	(211,690)	(243,922)	(104,304)

Basic (loss) income per share:
From continuing operations	$(0.67)	$(0.76)	$(0.40)
From discontinued operations	$0.01	$(0.01)	$0.04
Attributable to CapitalSource Inc	$(0.66)	$(0.76)	$(0.36)
Diluted (loss) income per share:
From continuing operations	$(0.67)	$(0.76)	$(0.40)
From discontinued operations	$0.01	$(0.01)	$0.04
Attributable to CapitalSource Inc	$(0.66)	$(0.76)	$(0.36)
Average shares outstanding:
Basic	320,294,724	320,050,373	290,098,800
Diluted	320,294,724	320,050,373	290,098,800

Dividends declared per share	$0.01	$0.01	$0.01

CapitalSource Inc.
Segment Data
(Unaudited)
($ in thousands)

	Three Months Ended March 31, 2010
		OTHER
	CAPITALSOURCE	COMMERCIAL	HEALTHCARE	INTERCOMPANY
	BANK	FINANCE	NET LEASE	ELIMINATIONS	CONSOLIDATED
Net investment income:
Interest income	$80,732	$93,419	$81	$(4,684)	$169,548
Fee income	1,780	4,662	—	—	6,442

Total interest and fee income	82,512	98,081	81	(4,684)	175,990
Operating lease income	—	—	8,503	—	8,503

Total investment income	82,512	98,081	8,584	(4,684)	184,493
Interest expense	17,323	48,607	3,898	(2,311)	67,517

Net investment income	65,189	49,474	4,686	(2,373)	116,976
Provision for loan losses	87,704	131,236	—	—	218,940

Net investment (loss) income after provision for loan losses	(22,515)	(81,762)	4,686	(2,373)	(101,964)

Compensation and benefits	11,120	22,089	974	—	34,183
Depreciation of direct real estate investments	—	—	2,540	—	2,540
Professional fees	515	9,855	—	—	10,370
Other operating expenses	12,700	16,981	705	(11,637)	18,749

Total operating expenses	24,335	48,925	4,219	(11,637)	65,842

Total other income (expense)	7,123	(21,890)	302	(11,456)	(25,921)

Net (loss) income from continuing operations before income taxes	(39,727)	(152,577)	769	(2,192)	(193,727)
Income tax (benefit) expense	(56)	21,062	—	—	21,006

Net (loss) income from continuing operations	(39,671)	(173,639)	769	(2,192)	(214,733)
Net income from discontinued operations, net of taxes	—	—	3,043	—	3,043

Net (loss) income attributable to CapitalSource Inc	$(39,671)	$(173,639)	$3,812	$(2,192)	$(211,690)

	Three Months Ended December 31, 2009
		OTHER
	CAPITALSOURCE	COMMERCIAL	HEALTHCARE	INTERCOMPANY
	BANK	FINANCE	NET LEASE	ELIMINATIONS	CONSOLIDATED
Net investment income:
Interest income	$83,698	$118,141	$161	$(5,921)	$196,079
Fee income	1,412	4,629	—	—	6,041

Total interest and fee income	85,110	122,770	161	(5,921)	202,120
Operating lease income	—	—	8,526	—	8,526

Total investment income	85,110	122,770	8,687	(5,921)	210,646
Interest expense	19,427	73,455	5,819	(4,177)	94,524

Net investment income	65,683	49,315	2,868	(1,744)	116,122
Provision for loan losses	49,469	216,018	—	—	265,487

Net investment income (loss) after provision for loan losses	16,214	(166,703)	2,868	(1,744)	(149,365)

Compensation and benefits	11,147	28,735	541	—	40,423
Depreciation of direct real estate investments	—	—	2,540	—	2,540
Professional fees	733	11,790	6	—	12,529
Other operating expenses	13,287	17,164	1,324	(8,826)	22,949

Total operating expenses	25,167	57,689	4,411	(8,826)	78,441

Total other income (expense)	9,472	(5,973)	(1,018)	(11,775)	(9,294)

Net income (loss) from continuing operations before income taxes	519	(230,365)	(2,561)	(4,693)	(237,100)
Income tax (benefit) expense	(14,869)	18,314	1,680	—	5,125

Net income (loss) from continuing operations	15,388	(248,679)	(4,241)	(4,693)	(242,225)
Net income from discontinued operations, net of taxes	—	—	8,518	—	8,518
Net loss from sale of discontinued operations, net of taxes	—	—	(10,215)	—	(10,215)

Net income (loss) attributable to CapitalSource Inc	$15,388	$(248,679)	$(5,938)	$(4,693)	$(243,922)

	Three Months Ended March 31, 20009
		OTHER
	CAPITALSOURCE	COMMERCIAL	HEALTHCARE	INTERCOMPANY
	BANK	FINANCE	NET LEASE	ELIMINATIONS	CONSOLIDATED
Net investment income:
Interest income	$75,751	$172,543	$85	$(2,886)	$245,493
Fee income	1,673	4,186	—	—	5,859

Total interest and fee income	77,424	176,729	85	(2,886)	251,352
Operating lease income	—	—	8,526	—	8,526

Total investment income	77,424	176,729	8,611	(2,886)	259,878
Interest expense	38,413	89,263	4,393	(2,398)	129,671

Net investment income	39,011	87,466	4,218	(488)	130,207
Provision for loan losses	24,991	130,276	—	—	155,267

Net investment income (loss) after provision for loan losses	14,020	(42,810)	4,218	(488)	(25,060)

Compensation and benefits	10,954	23,807	276	—	35,037
Depreciation of direct real estate investments	—	—	2,540	—	2,540
Professional fees	595	16,614	29	—	17,238
Other operating expenses	12,191	15,723	2,154	(13,192)	16,876

Total operating expenses	23,740	56,144	4,999	(13,192)	71,691

Total other income (expense)	9,561	(70,034)	(9)	(13,288)	(73,770)

Net loss from continuing operations before income taxes	(159)	(168,988)	(790)	(584)	(170,521)
Income tax (benefit) expense	(65)	(58,023)	2,747	—	(55,341)

Net loss from continuing operations	(94)	(110,965)	(3,537)	(584)	(115,180)
Net income from discontinued operations, net of taxes	—	—	9,653	—	9,653
Net gain from sale of discontinued operations, net of taxes	—	—	1,207	—	1,207

Net (loss) income	(94)	(110,965)	7,323	(584)	(104,320)
Net loss attributable to noncontrolling interests	—	(16)	—	—	(16)

Net (loss) income attributable to CapitalSource Inc	$(94)	$(110,949)	$7,323	$(584)	$(104,304)

CapitalSource Inc.
Selected Financial Data
(Unaudited)

Three Months Ended
March 31,	December 31,	March 31,
2010	2009	2009
CapitalSource Bank Segment:

Performance ratios:
Return on average assets	(2.78)%	1.08%	(0.01)%
Return on average equity	(18.38)%	6.99%	(0.04)%
Yield on average interest earning assets	5.87%	6.04%	5.35%
Cost of funds	1.47%	1.67%	3.16%
Net finance margin	4.63%	4.66%	2.69%
Operating expenses as a percentage of average total assets	1.71%	1.77%	1.62%
Core lending spread	7.51%	7.44%	6.79%
Loan yield	7.74%	7.68%	7.25%

Capital ratios:
Tier 1 leverage	11.78%	12.80%	12.87%
Total risk-based capital	17.35%	17.47%	17.24%
Tangible common equity to tangible assets	11.94%	12.32%	13.12%

Average balances ($ in thousands):
Average loans	$3,137,263	$3,051,946	$2,779,872
Average assets	5,780,554	5,629,210	5,943,750
Average interest earning assets	5,705,452	5,589,080	5,857,175
Average deposits	4,564,010	4,413,805	4,923,789
Average borrowings	208,289	201,967	5,000
Average equity	875,198	873,916	930,552

Other Commercial Finance Segment:

Performance ratios:
Return on average assets	(12.11)%	(13.14)%	(4.44)%
Return on average equity	(64.40)%	(90.02)%	(29.00)%
Yield on average interest earning assets	7.00%	6.73%	7.84%
Cost of funds	4.57%	4.78%	4.36%
Net finance margin	3.53%	2.70%	3.88%
Operating expenses as a percentage of average total assets	3.41%	3.05%	2.25%
Core lending spread	7.35%	7.13%	8.09%
Loan yield	7.58%	7.37%	8.55%

Leverage ratios:
Total debt to equity (as of period end)	3.74	x	3.57	x	5.23	x
Equity to total assets (as of period end)	20.16%	20.81%	15.62%

Average balances ($ in thousands):
Average loans	$5,110,314	$5,569,045	$6,704,374
Average assets	5,815,111	7,510,840	10,125,135
Average interest earning assets	5,686,483	7,234,367	9,143,704
Average borrowings	4,315,838	6,098,344	8,310,324
Average equity	1,093,506	1,095,952	1,551,346

CapitalSource Inc.
Selected Financial Data
(Unaudited)

Three Months Ended
March 31,	December 31,	March 31,
2010	2009	2009
Healthcare Net Lease Segment:

Performance ratios:
Return on average assets	0.76%	(4.26)%	(3.91)%
Yield on average income earning assets	9.39%	9.21%	9.41%
Cost of funds	4.99%	5.29%	4.52%
Operating expenses as a percentage of average total assets	4.19%	4.43%	5.52%
Operating expenses (excluding direct real estate depreciation) as a percentage of average total assets	1.67%	1.88%	2.72%

Average balances ($ in thousands):
Average assets	$408,829	$395,027	$366,911
Average interest earning assets	15,387	31,984	15,175
Average income earning assets	367,356	367,356	367,281
Average borrowings	316,772	436,667	393,927

Consolidated CapitalSource Inc.:

Performance ratios:
Return on average assets	(7.35)%	(7.30)%	(2.89)%
Return on average equity	(42.21)%	(52.09)%	(19.28)%
Yield on average interest earning assets	6.26%	6.24%	6.79%
Cost of funds	2.93%	3.42%	3.90%
Net finance margin	4.03%	3.51%	3.43%
Operating expenses as a percentage of average total assets	2.25%	2.37%	1.80%
Operating expenses (excluding direct real estate depreciation) as a percentage of average total assets	2.17%	2.29%	1.73%

Leverage ratios:
Total debt and deposits to equity (as of period end)	4.76	x	4.40	x	5.54	x
Equity to total assets (as of period end)	16.86%	17.90%	14.99%
Tangible common equity to tangible assets	15.52%	16.55%	16.85%

Average balances ($ in thousands):
Average loans	$8,247,577	$8,620,992	$9,483,869
Average assets	11,846,291	13,156,717	16,187,185
Average interest earning assets	11,407,322	12,855,432	15,015,679
Average income earning assets	11,774,678	13,222,788	15,382,960
Average borrowings	4,765,899	6,554,886	8,564,413
Average deposits	4,564,010	4,413,805	4,923,789
Average equity	2,063,007	1,844,746	2,422,664

CapitalSource Inc.
Credit Quality Data
(Unaudited)

	March 31, 2010	December 31, 2009	September 30, 2009	June 30, 2009	March 31, 2009	December 31, 2008	September 30, 2008	June 30, 2008	March 31, 2008
Loans 30-89 days contractually delinquent:
As a % of total commercial lending assets(1)	3.14%	3.12%	1.40%	1.19%	1.21%	2.76%	0.39%	0.74%	1.11%
Loans 90 or more days contractually delinquent:
As a % of total commercial lending assets	5.24%	5.14%	4.21%	4.17%	2.80%	1.30%	1.72%	1.17%	0.59%
Loans on non-accrual (2) :
As a % of total commercial lending assets	13.69%	12.06%	10.58%	8.95%	5.90%	4.05%	2.39%	2.20%	1.78%
Impaired loans(3) :
As a % of total commercial lending assets	16.69%	14.12%	13.92%	12.16%	8.25%	6.38%	6.36%	5.40%	4.04%
Allowance for loan losses:
As a % of total commercial lending assets	8.24%	6.63%	5.51%	4.53%	4.27%	3.91%	1.48%	1.50%	1.40%
Net charge offs (last twelve months):
As a % of total average commercial lending assets	6.93%	6.63%	6.17%	5.40%	3.95%	2.89%	1.22%	0.66%	0.57%

(1)	Includes loans held for investments, loans held for sale, and commercial real estate “A” participation interest.

(2)	Includes loans with an aggregate principal balance of $402.1 million, $356.6 million,$359.6 million, $295.3 million, $115.2 million, $110.3 million, $96.3 million, $58.3 million and $47.2 million as of March 31, 2010, December 31, 2009, September 30, 2009, June 30, 2009, March 31, 2009, December 31, 2008, September 30, 2008, June 30, 2008 and March 31, 2008, respectively, that were also classified as loans 90 or more days contractually delinquent. Also includes non-performing loans held for sale that had an aggregate principal balance of $15.6 million, $2.4 million, $25.1 million, $13.8 million, $14.0 million, $14.5 million, $14.5 million and $14.9 million as of March 31, 2010, December 31, 2009, September 30, 2009, June 30, 2009, March 31, 2009, December 31, 2008, September 30, 2008, and June 30, 2008, respectively. As of March 31, 2008 there were no non-performing loans classified as held for sale.

(3)	Includes loans with an aggregate principal balance of $416.4 million, $422.7 million, $366.1 million, $390.3 million, $179.3 million, $128.9 million, $163.8 million, $81.7 million and $47.2 million as of March 31, 2010, December 31, 2009, September 30, 2009, June 30, 2009, March 31, 2009, December 31, 2008, September 30, 2008, June 30, 2008 and March 31, 2008, respectively, that were also classified as loans 90 or more days contractually delinquent, and loans with an aggregate principal balance of $1,124.6 million, $1,065.1 million, $968.5 million, $870.6 million, $601.1 million, $423.4 million, $249.4 million, $192.4 million and $174.5 million as of March 31,2010, December 31, 2009, September 30, 2009, June 30, 2009, March 31, 2009, December 31, 2008, September 30, 2008, June 30, 2008 and March 31, 2008, respectively, that were also classified as loans on non-accrual status.